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                                                                    EXHIBIT 11.1

                             WEBLINK WIRELESS, INC.
                    COMPUTATION OF PER SHARE EARNINGS (LOSS)

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
                                                   THREE MONTHS ENDED SEPTEMBER 30, 2000
                                                --------------------------------------------
                                                   NUMBER         PERCENT        EQUIVALENT
                                                  OF SHARES     OUTSTANDING        SHARES
                                                ------------    ------------    ------------
COMMON STOCK
   From Founders' Stock                            2,300,000          100.00%      2,300,000
   Stock Options Exercised                         2,488,572           99.43%      2,474,476
   Preferred Stock Converted to Common Stock      15,310,943          100.00%     15,310,943
   1994 Common Stock Offerings                    11,242,857          100.00%     11,242,857
   1995 Common Stock Offerings                     4,323,874          100.00%      4,323,874
   1996 Common Stock Offering                      6,000,000          100.00%      6,000,000
   1999 Treasury Stock Transaction                    (6,588)         100.00%         (6,588)
   March 2000 Debt Swap                            3,789,715          100.00%      3,789,715
   Canadian Transaction                              714,286          100.00%        714,286
   Employee Stock Purchase Plan Shares Issued        169,504           93.06%        157,734
   Warrants Exercised                                134,737           98.90%        133,256
                                                ------------                    ------------
                                                  46,467,900                      46,440,553

WEIGHTED AVERAGE SHARES OUTSTANDING                                               46,440,553

NET LOSS                                                                         (30,960,949)

NET LOSS PER SHARE                                                              $      (0.68)
                                                                                ============
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